EXHIBIT A

Terms of Awards Under

2004 Employee and Director Equity-Based Compensation Plan (the "Plan")

Capitalized terms used herein that are not defined shall have the same meaning as set forth in the Plan.

1.	Stock Options

(a)

Vesting Period: Ratably over four (4) years, with twenty-five percent (25%) becoming exercisable on each of the first, second, third and fourth anniversary of the grant date, except as provided in the Plan.

(b)	Term: Ten (10) years from grant date.

(c)	Exercise Price: Fair market value of BD common stock on grant date.

(d)	Form: Non-qualified stock options.

(e)

Forfeiture: Subject to forfeiture if (a) the grantee violates any agreement of non-competition with BD, or any agreement of non-disclosure of confidential information of BD, or (b) if grantee commits acts or omissions that would have been the basis for termination for Cause during the grantee's employment.

(f)

Retention Requirements: If a option is exercised during the grantee's employment, the grantee is required to hold seventy-five percent (75%) of the net after-tax gain resulting from such exercise in shares of BD common stock for a period of 12 months from the date of exercise.

2.	Stock Appreciation Rights (SARs)

(a)

Vesting Period: Ratably over four (4) years, with twenty-five percent (25%) becoming exercisable on each of the first, second, third and fourth anniversary of the grant date, except as provided in the Plan.

(b)	Term: Ten (10) years from grant date.

(c)	Exercise Price: Fair market value of BD common stock on grant date.

(d)

Settlement: Upon exercise, the holder receives shares of BD common stock equal in value to the amount by which the market price of the BD common stock on the date of exercise exceeds the exercise price.

(e)

Forfeiture: Subject to forfeiture if (a) the grantee violates any agreement of non-competition with BD, or any agreement of non-disclosure of confidential information of BD, or (b) if grantee commits acts or omissions that would have been the basis for termination for Cause during the grantee's employment.

(f)

Retention Requirements: If a SAR is exercised during the holder's employment, the holder is required to hold seventy-five percent (75%) of the net after-tax shares issued for a period of 12 months from the date of exercise.

3.	Performance Units

(a)	Vesting Period: Third anniversary of grant date.

(b)	Settlement: Performance Units are settled in shares of BD common stock.

(c)	Performance Period: Three consecutive fiscal years, beginning with the fiscal year in which the award is granted.

(d)	Performance Measures: Consist primarily of BD's Revenue Growth and Return on Invested Capital during the performance period. Payouts may range from zero to 250% of the award's share target.

(e)	Dividend Equivalent Rights. Performance Units are issued in tandem with dividend equivalent rights.

(f)

Termination: Upon death, disability or involuntary termination other than for Cause, the grantee receives a pro rata amount of the award's share target. Upon retirement, the grantee receives a pro rata amount of the shares that would have been distributable under the award had the grantee remained employed with BD through the vesting period.

4.	Career Shares

(a)	Vesting Period: First anniversary of the grantee's retirement from BD.

(b)	Settlement: Each Career Share entitles the grantee to one share of BD common stock.

(c)	Dividend Equivalent Rights. Career Shares are issued in tandem with dividend equivalent rights.

(d)	Termination: Upon death, disability or involuntary termination other than for Cause, Career Shares become fully vested.

(e)	Forfeiture: Subject to forfeiture in the event, at any time prior to the first anniversary of the grantee's retirement, the grantee violates non-compete covenant with BD.